EXHIBIT 4.6

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of Ashford Inc.’s (“we,” “us,” “our” and the “Company”) capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our (i) Amended and Restated Articles of Incorporation, as amended by the Certificate of Amendment (the “charter”), (ii) Amended and Restated Bylaws (the “bylaws”), (iii) Certificate of Designation of the Series D Convertible Preferred Stock of Ashford Inc. (the “Series D Certificate of Designation”) and (iv) Certificate of Designation of the Series F Preferred Stock of Ashford Inc. (the “Series F Certificate of Designation”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. We encourage you to read our charter, our bylaws and the applicable provisions of the Nevada Revised Statutes (“NRS”) for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), 50,000,000 shares of blank check common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 19,120,000 shares have been designated Series D Preferred Stock and 2,000,000 shares have been designated Series F Preferred Stock. All outstanding shares of our Common Stock are fully paid and nonassessable.

Common Stock

Voting Rights

On all matters submitted to a vote of stockholders, the holders of our Common Stock vote together as a single class together with the holders of our Series D Preferred Stock, voting on an as-converted basis and subject to certain voting restrictions (as described below). Holders of Common Stock do not have cumulative voting rights, including in the election of the board of directors, which means that the holders of a plurality of the outstanding voting power of our shares of capital stock having general voting rights can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Dividend Rights

Subject to the preferential rights of any other class or series of stock, holders of shares of our Common Stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us.

Liquidation Rights

Subject to the preferential rights of any other class or series of stock, holders of shares of our Common Stock are entitled to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our Company, including the preferential rights on dissolution of any class or classes of Preferred Stock.

Other Rights and Preferences

Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. There are no provisions in our charter or bylaws discriminating against a stockholder because of his or her ownership of a particular number of shares.

We are not aware of any limitations on the rights to own our Common Stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our Common Stock, imposed by foreign law or by our charter or bylaws.

Listing

The Common Stock is traded on the NYSE American LLC under the trading symbol “AINC.”

Anti-Takeover Effect of Certain Provisions of Nevada Law and of Our Charter and Bylaws

The following is a summary of certain provisions of Nevada law, our charter and our bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock, blank check common stock and Preferred Stock are available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Further, the terms of any future issuances of blank check common stock or Preferred Stock may be established and such shares may be issued without stockholder approval and may include voting rights which are greater or lesser than the Common Stock or other series of blank check common stock or Preferred Stock and other rights and preferences superior to the rights of the holders of Common Stock. The existence of authorized but unissued shares of our Common Stock, blank check common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control over the Company by means of a proxy contest, tender offer, merger or otherwise.

Nevada Business Combination Statute

The NRS contains a business combination statute. The Nevada business combination statute prohibits certain “combinations” (generally defined to include certain mergers, disposition of assets transactions and share issuance or transfer transactions) between a resident domestic corporation and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation and, if specified conditions are satisfied, certain of the corporation’s affiliates), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock or are approved by the board of directors and a supermajority of the voting power after such person became an interested stockholder. There are additional exceptions to the prohibition, which apply to combinations if they occur more than two years after the interested stockholder’s date of acquiring shares.

Our charter contains a provision electing not to have the business combination provisions apply.

Nevada Control Share Acquisition Statute

NRS Sections 78.378 through 78.3793, inclusive, which we refer to as the Control Share Act, imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of “control shares” of a person or group (an “Acquiring Person”) purchasing a “controlling interest” in an “issuing corporation” (as defined in the NRS) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an “issuing corporation” unless the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Pursuant to Section 78.378(1) of the NRS, we have elected not to be governed by the provisions of Nevada state law applicable to the acquisition of a controlling interest in our stock, as set forth in NRS Sections 78.378 to 78.3793, involving the acquisition of a controlling interest in our stock by: (i) Mr. Archie Bennett, Jr.; (ii) Mr. Monty J. Bennett; (iii) MJB Investments, LP; (iv) any present or future affiliate of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett; (v) Ashford Hospitality Trust, Inc.; (vi) Braemar Hotels & Resorts Inc.; or (vii) any other entity that is advised by the Company or its controlled affiliates through an advisory agreement.

Under the Control Share Act, an “issuing corporation” is a corporation organized in Nevada which has 200 or more stockholders of record, at least 100 of whom have had Nevada addresses appearing on the stock ledger of the corporation for at least 90 days before the date on which the applicability of those provisions is determined, and which does business in Nevada directly or through an affiliated company. As of December 31, 2019, of our 465 record stockholders, none had a Nevada address appearing on our stock ledger.

The Control Share Act requires an Acquiring Person to take certain procedural steps before such Acquiring Person can obtain the full voting power of the control shares. “Control shares” are the shares of a corporation (i) acquired or offered to be acquired which will enable the Acquiring Person to own a “controlling interest,” and (ii) acquired within 90 days immediately preceding the date of acquisition of a controlling interest. A “controlling interest” is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of the voting power of the corporation in the election of directors. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as “interested stockholders”. If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, have a right to dissent and receive “fair value” for their shares. “Fair value” is defined in the Control Share Act as “not less than the highest price per share paid by the Acquiring Person in an acquisition.” New Nevada Holdco’s charter and bylaws do not negate these dissenters’ rights.

The Control Share Act permits a corporation to redeem the control shares in certain circumstances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest. Our charter and bylaws do not provide for such a redemption.

No Cumulative Voting

Our charter and bylaws do not provide for cumulative voting in the election of directors.

Removal of Directors by Stockholders

The NRS and our bylaws provide that any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock.

Board of Director Vacancies to be Filled by Remaining Directors and Not Stockholders

Our bylaws provide that, subject to any certificate of designation, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, even if less than a quorum. Any director elected by the board of directors to fill any vacancy shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

Ability of our Stockholders to Call Special Meetings of Stockholders

Nevada law provides that meetings of stockholders may be called by the board of directors, any two directors or the president, unless the articles of incorporation or bylaws provide otherwise. Our bylaws provide the chairman of the board or the chief executive officer may call a special meeting of stockholders, and the chief executive officer or the secretary shall call a special meeting of the stockholders at the request of a majority of the members of the board of directors or upon the written request of the holders of at least a majority of the voting power of the then issued and outstanding shares of our capital stock.

Action by Written Consent

The NRS generally provides that, unless otherwise provided in the articles of incorporation or bylaws of the corporation, stockholder action may be taken by consent in lieu of a meeting, and our charter provides any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only with the unanimous written consent of all stockholders entitled to vote on the matter.

Forum Selection Clause

Our charter provides that, unless otherwise agreed by Ashford Inc. in writing, the Business Court of the Eighth Judicial District Court of the State of Nevada (or, if this court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Nevada, Southern Division) are the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, or agents, in such capacity or (iii) any action arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of Nevada’s business association statutes, our charter and bylaws or any agreement entered into pursuant to the statute governing voting trusts to which we are a party or of which we are a beneficiary.

Preferred Stock Purchase Rights

On August 30, 2022, our board of directors declared (i) a dividend to the holders of the Company’s Common Stock (the “Common Shares”) outstanding on September 9, 2022 (the “Record Date”) of one preferred share purchase right (a “Right”) for each Common Share and (ii) a dividend to the holders of the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Shares”) outstanding on the Record Date of one Right in respect of each Common Share that is issuable upon conversion of the Series D Preferred Shares as determined under the Certificate of Designation of the Series D Convertible Preferred Stock of the Company. Each Right is payable on the Record Date and initially entitles the registered holder to purchase from the Company one one-thousandth of a share of Series F Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company, at a price of $275 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated August 30, 2022, between the Company and Computershare Trust Company, N.A., as Rights Agent.

Distribution Date; Exercisability; Expiration

Initially, the Rights will be attached to all Common Share and Series D Preferred Share certificates and no separate certificates evidencing the Rights (“Right Certificates”) will be issued. The Rights Agreement provides that, until the Distribution Date (as defined below), or earlier expiration or redemption of the Rights, (i) the Rights will be transferred with and only with the Common Shares and the Series D Preferred Shares, (ii) new Common Share and the Series D Preferred Shares certificates issued after the Record Date or upon transfer or new issuance of Common Shares and Series D Preferred Shares will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Shares or Series D Preferred Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares or the Series D Preferred Shares represented by such certificate. The Rights would separate and begin trading separately from the Common Shares and the Series D Preferred Shares, and Right Certificates will be caused to evidence the rights on the earlier to occur of (i) 10 business days following a public announcement, or the public disclosure of facts indicating, that a person or group of affiliated or associated persons has acquired Beneficial Ownership (as defined below) of 10% or more of the outstanding Common Shares (with certain exceptions as described below, an “Acquiring Person”) (or, in the event an exchange is effected in accordance with Section 24 of the Rights Agreement and the Board determines that a later date is advisable, then such later date that is not more than 20 days after such public announcement) or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding Common Shares (the earlier of such dates, the “Distribution Date”).

Acquiring Person shall not include (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or of any subsidiary of the Company, (iv) any entity or trustee holding (or acting in a fiduciary capacity in respect of) Common Shares for or pursuant to the terms of any such employee benefit plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any subsidiary of the Company, (v) Monty J. Bennett and his affiliates and associates and (vi) any person who or which, at the close of business on the Record Date, was a Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding, other than a person who or which is not an affiliate or associate of the Beneficial Owner (as defined in the Rights Agreement) on the Record Date and who or which subsequently becomes an affiliate or associate of such Beneficial Owner without the prior written approval of the Board (a “Grandfathered Stockholder”); provided, however, that if a Grandfathered Stockholder becomes, after the Record Date, the Beneficial Owner of additional Common Shares (other than as a result of certain corporate actions of the Company), regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of Common Shares then outstanding beneficially owned by such Grandfathered Stockholder, then such Grandfathered Stockholder shall be deemed an Acquiring Person unless, upon such acquisition of beneficial ownership of additional Common Shares, such Grandfathered Stockholder is not the Beneficial Owner of 10% or more of the Common Shares then outstanding; provided further that upon the first decrease of a Grandfathered Stockholder’s beneficial ownership below 10%, such Grandfathered Stockholder shall no longer be considered a Grandfathered Stockholder and this clause (v) shall have no further force or effect with respect to such Grandfathered Stockholder.

“Beneficial Ownership” shall include (i) any securities such person or any of such person’s affiliates or associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, (ii) except under limited circumstances, securities such person or any such person’s affiliates or associates has the right or obligation to acquire or the right to vote pursuant to any agreement, arrangement or understanding, (iii) any securities which are beneficially owned, directly or indirectly, by any other person (or any affiliate or associate of such other person) with which such first person or any of such first person’s affiliates or associates has (A) formed, or is acting together as, a group for the purposes of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) of Section 1.4.2 of the Rights Agreement) or disposing securities of the Company, regardless of whether such persons are party to any written or unwritten agreement, arrangement or understanding, (B) shared information about an upcoming Schedule 13D filing (or amendment thereto) that such person and/or such first person and/or their respective affiliates and associates will be required to make, to the extent such information is not yet public and communicated with the purpose of causing others to make purchases, and such person and/or first person and/or their respective affiliates and associates subsequently purchases the Company’s securities based on such information, (C) entered into any pooling arrangement, whether formal or informal, written or unwritten, (D) engaged in activities undertaken with the purpose or effect of changing or influencing control of the Company or in connection with or as a participant in any transaction having such purpose or effect, or (E) taken concerted actions related to the Company’s equity securities where such person and such first person are directly or indirectly obligated to take such concerted action, and (iv) any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Interest (as defined in the Rights Agreement) of such person or any of such person’s affiliates or associates, with the number of Common Shares deemed beneficially owned being the notional or other number of Common Shares specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of Common Shares is specified in such documentation, as determined by the Board to be the number of Common Shares to which the Derivative Interest relates.

The Rights are not exercisable until the Distribution Date. The Rights will expire on July 30, 2023 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

As long as the Rights are attached to the Common Shares and the Series D Preferred Shares, the Company will issue one Right with each new Common Share and one Right with each new Series D Preferred Share in respect of each Common Share issuable upon conversion of such Series D Preferred Share so that all such shares will have Rights attached.

Exempt Persons

The board of directors may determine that a person is exempt from the Rights Agreement (an “Exempt Person”); provided that such determination is made, and no person shall qualify as an Exempt Person unless such determination is made, prior to such time as any person becomes an Acquiring Person; provided further that any person will cease to be an Exempt Person if the board of directors makes a contrary determination with respect to such person.

Flip-In Event

If a person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), the Rights will become exercisable for Common Shares (or, in certain circumstances, Preferred Shares or other similar securities of the Company) having a value equal to two times the exercise price of the Right. From and after the announcement that any person has become an Acquiring Person, if the Rights evidenced by a Right Certificate are or were at any time on or after the earlier of (i) the date of such announcement or (ii) the Distribution Date acquired or beneficially owned by an Acquiring Person or an associate or affiliate of an Acquiring Person, such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

Flip-Over

If, at any time after a person becomes an Acquiring Person, (i) the Company consolidates with, or merges with and into, any other person; (ii) any person consolidates with the Company, or merges with and into the Company, and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares are or will be changed into or exchanged for stock or other securities of any other person (or the Company) or cash or any other property; or (iii) 50% or more of its consolidated assets or Earning Power (as defined in the Rights Agreement) are sold, then proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. Upon the occurrence of a flip-in or flip-over event, if the board of directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Common Shares issuable upon exercise of a Right; provided that, if the Company fails to meet such obligation within 30 days following of the announcement that a person has become an Acquiring Person, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Common Shares (to the extent available) and cash equal in value to the difference between the value of the Common Shares otherwise issuable upon the exercise of a Right and the exercise price then in effect. The board of directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional Common Shares to permit the issuance of Common Shares upon the exercise in full of the Rights.

Exchange

At any time after any person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding Common Shares, the board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

Redemption

At any time prior to the time any person or group becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment

The terms of the Rights Agreement may be amended by the board of directors of the Company without the consent of the holders of the Rights, provided that no such amendment may adversely affect the interests of the holders of Rights.

Adjustment

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares; (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares; or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

Preferred Stock

The value of the one one-thousandth of a Preferred Share purchasable upon exercise of each Right is intended to approximate the value of one Common Share. Each holder of one one-thousandth of a Preferred Share will entitle the holder thereof to the same dividends and liquidation rights as if the holder held one Common Share and will be treated the same as a Common Share in the event of a merger, consolidation or other share exchange. These rights are protected by customary anti-dilution provisions.

Rights of Holders

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Certain Anti-Takeover Effects

The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding Common Shares. The Rights however, should not interfere with any merger or other business combination approved by the Board.

This summary description of the Rights and the Rights Agreement is qualified in its entirety by the Rights Agreement, a copy of which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part and is incorporated herein by reference.